                                  SUNRISE MEDICAL
                      MANAGEMENT INCENTIVE BONUS PLAN - FY1998
                                     ("MIB 98")

The Sunrise Medical Management Incentive Bonus Plan is an annual cash bonus program which shares with key members of management the rewards for successful operating unit ("Unit") and Corporate performance. For the operating unit, successful performance for the year is defined as achieving or exceeding the Corporate approved targets for Unit operating profit growth and return on net assets (RONA). For the Corporation, performance is measured by earnings per share growth and return on equity.

The MIB Plan represents one component of an integrated compensation program designed to attract and retain high-caliber managers. The company's incentive programs aim to align the Associate's interests with those of our stockholders and to support Sunrise Medical's achievement of its strategic intent and growth objectives.

Sunrise's compensation philosophy rewards individual and team performance on the basis of both quantitative and qualitative factors. Besides the attainment of Unit earnings targets, each manager's bonus is also based on the achievement of individual objectives agreed upon by the manager and his or her immediate supervisor. Even if a bonus is earned based on the team's profit performance, managers must still accomplish their personal objectives for the year in order to qualify for their designated amount.

The MIB Plan is designed to pay for performance, not excuses. No bonus is paid at either the Corporate or Unit level unless earnings (as defined) exceed prior year results. The MIB payment represents a sharing of profits when the Unit contributes to Corporate earnings per share growth. Each manager's salary is the basic compensation for doing his or her job well during a year when the shareholders do not receive the benefit of earnings improvement from that Unit.

A.   PLAN ADMINISTRATION

The MIB Plan will be co-administered by Sunrise Medical's chief financial officer and its vice president corporate human resources ("Plan Administrators"). They will be supported by each Unit's financial and human resource officers, who will administer the MIB Plan at the Unit level. All annual targets and awards must be approved by the CEO of Sunrise Medical and by the compensation committee of the board of directors. Awards will be made annually within 90 days after the end of the fiscal year, generally, on or about September 1.

For purposes of this plan description, a Unit can consist of the corporation as a whole in the case of Corporate Office executives, an operating group, a free standing division, or a wholly owned subsidiary such as a country distribution organization. In cases where there is ambiguity, managers will be told at the beginning of the year to which Unit's profit performance and bonus pool they will be assigned. If managers are contributing at two different levels or wear multiple hats, their MIB awards may be split between two or more


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

Units based on the performance of each, calculated independently but applied to only a portion of his/her award salary (e.g., 50/50, or 80/20).

In dividing administrative responsibilities, financial officers at the Corporate and Unit level will be responsible for calculating targets and determining the Unit's financial performance against the approved targets. The HR officers at the Corporate and Unit level will determine who is eligible for MIB participation at what level, and they will administer the Management by Objectives (MBO) system and the calculation of individual performances against those objectives. The Corporate HR department will also be responsible for maintaining records of all MIB awards earned and for liaison with the compensation committee of the board of directors.

It will be up to the Unit presidents to maintain equity between the different department managers as they develop their MBOs and subsequently calculate their performance ratings. Likewise, it will be up to the Plan Administrators at Corporate to make sure the plan is being administered equitably across all Units. In cases where the rules promulgated here do not adequately address specific issues, the corporate plan administrators will make the ultimate decision in balancing the interests of management participants against those of the stockholders.

B.   INDIVIDUAL BONUS CALCULATION

The annual MIB award to each plan participant will be based on a MULTIPLICATION of operating Unit, corporate, and individual performance factors applied to the Associate's On-target bonus level and base salary. The exact formula is shown below:

------------------------------------------------------------------------------------------------------------------
     A            =     U            x      T             x       C          x       I             x      S
------------------------------------------------------------------------------------------------------------------
 Individual          Unit                On-target           Corporate            Individual           Annual
 Bonus               Performance         Bonus               Performance          Performance          Base
 Award            =  Rating          X   Participation    X  Factor           X   Rating            X  Salary
 ($ or local                             Level                                                         ($ or local
 currency)           (0-200%)            (5-40%)             (75-125%)            (0-100%)             currency)
------------------------------------------------------------------------------------------------------------------

Each of these factors will be explained in more detail below.

C.   OPERATING UNIT BPE PERFORMANCE RATING

Awards under the MIB Plan are determined primarily by each operating unit's "Bonus Purpose Earnings" - or BPE, which is equivalent to operating profit after adjustments for interest on cash flow. Specifically, extra interest income is earned whenever cash upstreamed to Corporate exceeds plan, and conversely, an interest penalty and surcharge reduce operating income whenever cash is borrowed or cash flows fall below plan.

Early in the year, after the prior year's audited figures are available, MIB benchmarks are set for three different levels of BPE performance for each Unit:
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

- Minimum ("Min") - The beginning threshold that must be exceeded for any bonus to be earned. Usually, but not always, this is based on the prior year's actual earnings level.

- On-target - The level associated with a solid, above average performance. This is usually, but not necessarily, the same as the Unit's annual profit plan.

- Maximum ("Max") - The performance goal that must be achieved for a maximum bonus to be awarded. This figure is set by the Corporate Office and approved by the board of directors each year so as to provide an aggressive but attainable stretch goal.

At year end, based on its BPE versus these three benchmarks, the Unit will be given a performance rating from 0 to 200%:

-    A Unit's BPE figure below Min will automatically earn a 0% rating.

-    Achieving On-target performance will earn a 100% rating.

-    Hitting the Max goal will earn a 200% rating.

- If the Unit's BPE performance for the year falls somewhere between two benchmarks, the percentage rating will be interpolated to the nearest tenth of a percent (e.g., 138.7%).

- The Unit's BPE rating may then be adjusted upward or downward to give weight to its RONA performance, if this exceeds or falls short of plan by a material margin. (See Appendix I for details)

D.   BONUS PARTICIPATION LEVELS

Members of the management team will be assigned to a bonus participation level for each fiscal year based on his or her level of responsibility in the organization. The bonus participation level is a percentage of the manager's annual base salary. The Max payout level is always twice the On-target level, and at the Min level, the payout is always zero. For higher level managers, 20% of the bonus is deferred and paid out, if earned, in two equal installments over the following two years.

Participation of each Associate must be formally requested by the Unit presidents through the submission of an Associate Action Form and approved by the Corporate Office in accordance with the HR Approval Authority Matrix, Policy
6.20 (see Corporate Policy Manual, section six). Standard participation levels and deferral percentages are shown in the table below, based on the most common positions or titles. The Corporate Performance Factor (CPF) mechanism is explained in the next section.
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January 16, 1998                                                    PAGE 3 of 18

--------------------------------------------------------------------------------
                      BONUS PARTICIPATION LEVELS (% of salary)
--------------------------------------------------------------------------------
                                    On-target   Max   Max % with    % of Bonus
           Generic Titles               %        %        CPF     Award Deferred
--------------------------------------------------------------------------------
 Managers  - I                           5%     10%      12.5%           0
 Managers - II                          10      20        25             0
 Directors                              18      36        45            20%
 Vice Presidents                        22      44        55            20%
 Division Presidents and Sr. Vps        28      56        70            20%
 Group Presidents & Corporate CFO       32      64        80            20%
 Chairman & CEO                         40      80       100            20%
--------------------------------------------------------------------------------


DEFERRED BONUS CRITERIA. As the table indicates, 20% of the bonus earned by executives at the director level or above, will be deferred. This deferred amount will be paid out in two installments over the two succeeding years, providing two criteria are met each year: (1) the executive is still employed as of the end of the fiscal year; and (2) the executive's Unit achieves minimal earnings growth over the two preceding years. Specifically, in year two, the Unit must achieve at least a 5% earnings increase over the year one level, and in year three, the Unit must achieve at least a 5% increase over the year two level or if year two is a down year at least On-target in year three. No MBO or RONA modifier is applied to these subsequent year payouts. If an executive transfers between two Units, the deferred amount will be tied to his or her new Unit's performance, not the old one's.

The overall affect of this deferred feature is to reward sustained, steady profit growth over a three year period. If the Unit achieves consistent earnings growth, its senior management team will be working to earn THREE MIB layers in any given year, 80% being paid out of current year earnings and 10% from an accrual made in each of the two preceding years. A hypothetical example tracking the 20% deferred bonus over a four year period is illustrated in Exhibit A.

E.   CORPORATE PERFORMANCE FACTOR

The Corporate Performance Factor (CPF) is designed to modify Unit payouts by up to 25% upward or downward, based on corporate earnings per share (EPS) performance. The purpose of this provision is to incorporate a shareholder perspective more strongly into the calculation of operating unit bonuses and management bonuses in all Units at all levels. The CPF is applied as part of the bonus calculation process by modifying in certain cases the Unit performance rating, as shown below:

- Each Unit's bonus is first calculated based on its own earnings performance, yielding a figure of 0-200%, with 100% being On-target. Then the CPF is applied.

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

- If the Corporation exceeds its Max earnings per share benchmark, the CPF modifies each Unit's performance factor UPWARD by 25%. If the Unit is already at Max or 200%, this would raise its performance rating to 250%.

- If Corporate EPS is below On-target, the Unit bonus calculations are modified DOWNWARD by up to 25%. This could reduce a division's rating, if it hits On-target exactly, from 100% to 75%. If the Unit is at 40%, the CPF in this case would reduce its rating to 30%.

- If Corporate EPS is between On-target and Max there is no change to Unit MIB performance calculations at the division or group level.

At the margin, if EPS is just slightly below target, only part of the Unit's CPF penalty may be necessary to make up the shortfall. In those cases a partial penalty between 0 and 25% will be applied equally across all Units. At the other end, if the EPS excess over Max is not sufficient to fund a full 25% boost to the Unit's bonus calculations, a partial uplift between 0 and 25% will be applied across all Units.

Note: the Corporate Performance Factor will not be applied to bonuses at the Manager I (5/10) or Manager II (10/20) levels until FY1999.

F.   INDIVIDUAL PERFORMANCE RATINGS

Each Sunrise manager will annually be given an individual performance rating based on his or her achievement of specific objectives identified at the beginning of the year. This incorporates "management by objectives" into the bonus plan, and thus we use the term "MBOs" for the individual objectives.

MIB participants must prepare their individual MBOs at the beginning of the fiscal year and get them approved by their manager, by the Unit president, and by the appropriate Corporate executive, in the case of finance, HR, purchasing and RA/QA. All MBOs are then submitted to the Corporate HR department. Unit president and vice-president MBOs must be approved by the Corporate CEO. No MIB award may be paid to a manager unless MBOs have been submitted and approved prior to September 30th each fiscal year.

MBOs should be 6-12 in number a total of 1-2 pages in length. They should be weighted as to importance with points that total 100, including 10 points for a "discretionary" rating by the participant's manager or Corporate office counterpart. The discretionary evaluation by one's manager will weight such factors as creativity, initiative, and resourcefulness. It may also be used to address lack of performance on issues that surfaced during the year.

Objectives should be specific, concrete, quantified if possible, and with target dates where appropriate. They should emphasize new programs or creative contributions which generate improvements rather than simply maintaining the routine aspects of each job. A sample set of calculations is shown in Exhibit B.

In the case of the divisional/group officers responsible for finance, HR, purchasing, and RA/QA, their Corporate Office counterparts will be responsible for evaluating a predetermined


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SUNRISE MEDICAL INC.                                            FY 1998 REVISION
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

percentage of their MBOs for the year. This percentage may vary from year to year but will be agreed upon at the time the MBOs are prepared. It will generally range from 15 to 35 points, including up to 5 points out of the discretionary award.

At year end, managers will first grade themselves on all their MBOs (except discretionary), summing the total to yield an overall MBO rating between 0 and 90%. They will then discuss this self-rating with their immediate supervisor and determine a joint evaluation, including the discretionary portion. Finally, this rating must be reviewed by the Unit president and by the applicable Corporate manager, in the case of finance, HR, purchasing and RA/QA. For the Unit president and vice-presidents, this rating will also be approved by the CEO of Sunrise Medical and subject to review by the board of directors. This individual performance rating of 0-100% (with the possibility of overachievement points) is then applied to the manager's potential bonus payout to yield the actual bonus earned.

OVERACHIEVEMENT POINTS Where appropriate, each MIB participant may also identify one primary objective or "gorilla goal" for the year which is eligible for overachievement points. This primary objective must have at least 20, but no greater than 40 points assigned to it (e.g., refer to scaling points in goal 1 of Exhibit C). It must also be tied to a quantitative scale with important profit implications, such as sales, gross profit, operating profit, BPE, OFIs, cost savings, ITO or DSO. This objective will have the possibility of an additional 50% boost to its score if it is overachieved by a specified amount established at the same time the objective is set. For example, the primary objective if scored at 40 points could be awarded as much as 60 overachievement points, making it possible for an Associate to have a final MBO score in excess of 100 points. The Associate will develop with his or her manager an appropriate linear scale for measuring this objective which establishes benchmarks for the base, on-target, and overachievement max levels. These
should be included as part of the MBO and approved in the normal manner.   An
example of bonus calculation with over achievement is shown in Exhibit B, while an MBO with a primary objective can be found in Exhibit C.

G.   DISCRETIONARY PROGRAM

This MIB plan is not a contractual obligation of any kind, except to the extent as may apply under local law outside the U.S. It is a discretionary program, the criteria for which can be changed or eliminated at any time by the CEO and board of directors of Sunrise Medical.

H.   FINANCIAL ADMINISTRATION

The specific financial guidelines for setting targets and calculating Unit BPE are specified in Appendix I.

I.   HUMAN RESOURCES ADMINISTRATION

The human resources guidelines for applying this program to individual Associates are specified in Appendix II.


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SUNRISE MEDICAL INC.                                            FY 1998 REVISION
January 16, 1998                                                    PAGE 6 of 18

                                     EXHIBIT A

                               DEFERRED BONUS EXAMPLE

Assume a division VP earned bonuses over a 4 year period of $20,000, $30,000, zero, and $10,000. Each year 20% was deferred according to the provisions of the Plan. Now suppose his/her division achieved the minimum 5% earnings growth required in years 2 and 4, but not in year 3. Shown below is a table tracking these deferred bonus amounts over the 4 years and indicating payouts and forfeitures. In year 3, you can see that deferrals of $5,000 were forfeited and the accrual reversed to help make up the shortfall in corporate earnings.


-------------------------------------------------------------------------------------------------------------------
                       Year 1 (FY98)           Year 2 (FY99)           Year 3 (FY00)             Year 4 (FY01)
-------------------------------------------------------------------------------------------------------------------
 Fiscal  Total              Paid                     Paid                     Paid                     Paid
 Year    Bonus    Deferred  (Forfeited)    Deferred  (Forfeited)  Deferred    (Forfeited)   Deferred   (Forfeited)
         Earned
-------------------------------------------------------------------------------------------------------------------
 1998     20,000      -           16,000       2,000       2,000       2,000       (2,000)

 1999     30,000      -           -            -          24,000       3,000       (3,000)      3,000         3,000

 2000          0      -           -            -          -            -                 -      -           -

 2001     10,000      -           -            -          -            -                 -      -             8,000
-------------------------------------------------------------------------------------------------------------------
 Total                            16,000       2,000      26,000       5,000       (5,000)      3,000        11,000
-------------------------------------------------------------------------------------------------------------------


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SUNRISE MEDICAL INC.                                            FY 1998 REVISION
January 16, 1998                                                    PAGE 7 of 18

                                     EXHIBIT B

                           SAMPLE MIB AWARD CALCULATIONS

Listed below are three MIB calculation examples for Associates at the Manager I and Manager II levels. For simplicity we've assumed the CPF does not affect Unit bonuses earned in any of these three cases:

EXAMPLE 1:
Assume a Manager I making $30,000/year falls short on a number of MBOs (80 points) and that the Unit is midway between its On-target and Maximum performance levels (150%).

Earned Bonus Award = 150% X 80 pts X 5% (On-target) = 6.0% bonus X $30,000 annual salary = $1,800.

EXAMPLE 2:
Assume that a Manager II making $50,000/year does an excellent job on her MBOs (95 points) and the Unit hits its Maximum target (200%).

Earned Bonus Award = 200% X 95 pts X 10% (On-target) = 19.0% bonus X $50,000 annual salary = $9,500.

EXAMPLE 3:
Assume a Manager II earning $40,000 performs at above average level (90 points) but the Unit falls midway between Minimum and On-target performance (50%).

Earned Bonus Award = 50% X 90 pts X 10% (On-target) = 4.5% bonus X $40,000 annual salary = $1,800.

For directors and above, the MIB calculation includes the deferral of 20% of the bonus amount until the following two years. In the next three examples, we've also incorporated the Corporate Performance Factor (CPF).

EXAMPLE 4:
Assume that a director earning $60,000 does an excellent job (95 points) and the Unit hits its Maximum target (200%). The corporation as a whole also exceeded its Max.

Earned Bonus Award = 200% X 95 pts X 18% (On-target) = 34.2% bonus X $60,000 annual salary = $20,520. CPF factor of 125% raises bonus total to $25,650.

-    $20,520 will be paid out in year 1 (80% X $25,650)
-    $2,565 will be deferred and paid out, if earned in each of years 2 and 3

EXAMPLE 5:


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

Assume that a VP's performance is average (80 points) and that the Unit is midway between its On-target and Maximum performance levels (150%). Corporate EPS also exceeds On-target, but does not reach Max.

Earned Bonus Award = 150% X 80 pts X 18% (On-target) = 21.6% bonus X $100,000 annual salary = $21,600. No CPF adjustment.

-    year 1 payout = 80% of $21,600 or $17,288
-    $2,160 is accrued and paid out, if earned, in each of years 2 and 3.

Below is an example of the bonus calculation with overachievement points and the CPF included.

EXAMPLE 6:
Assume that the VP of sales overachieves his sales target, earning 55 points instead of 40. This gives him an MBO score of 110 points, but the Unit falls midway between Minimum and On-target performance, and the corporation as a whole falls well below its EPS target.

- Earned Bonus Award = 50% X 110 pts X 18% (On-target) = 9.9% bonus X $100,000 = $9,900. CPF reduces this by 25% to $7,425
-    Year 1 payout is 80% of $7,425, or $5,940
-    $742.50 is accrued and paid out, if earned, in each of years 2 and 3.


--------------------------------------------------------------------------------
SUNRISE MEDICAL INC.                                            FY 1998 REVISION
January 16, 1998                                                    PAGE 9 of 18

                                     EXHIBIT C

                                SUNRISE MEDICAL INC.
                                        MBOS
                            UNIT CHIEF FINANCIAL OFFICER

  WEIGHT                                                                                    RESULTS
---------------------------------------------------------------------------------------------------
    30    1.   PRIMARY OBJECTIVE: Achieve budgeted receivables days sales outstanding (DSO) of 60 days from year-end figure of 66 days.

               57 days         150%              45 pts
               60 days         100%              30 pts
               63 days          50%              15 pts
               66 days           0%               0 pts
                                                                                             _____

     20   2.   Negative or positive adjustments to profit and loss, either individually or in the aggregate should not exceed 1% of operating income.
               -    At year end, for audit adjustments                          10 pts
               -    As a result of any physical
                    inventory, net of shrinkage reserves                        10 pts       _____

    10    3.   Develop and maintain a good system of internal controls.
               -    Ensure  division complies with the Sunrise Medical
                    Internal Control Standards Guide in all material respects    2 pts
               -    Ensure all management responses to internal
                    control improvement recommendations from internal
                    and external audit reports are implemented on schedule       3 pts
               -    Ensure all material balance sheet accounts (including
                    all cash accounts) are reconciled as part of each month's
                    final closing                                                5 pts       _____

    10    4.   Maintain G&A departmental expenses at or below $2,680 budget for the
               year.                                                                         _____

    10    5.   Achieve  budgeted  payables days purchases outstanding (DPO) of 45 days and
               $50,000 in cash discounts or equivalent combination.                          _____

    5     6.   Establish a professional costing function and install an effective activity based  accounting  system  which  measures  and  reduces  operational costs
               drivers.  Target savings:  $100,000 annualized.                               _____

    5     7.   Develop  professional  skills of all exempt people in department, providing or  sponsoring  at least 50 hours of classroom/seminar training for each in
               both technical disciplines and personal development.                          _____

    10    8.   Discretionary. (5 points by Unit president, 5 points by Corporate CFO.)       _____

--------
--------
   100%        Total                                                                         _____



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SUNRISE MEDICAL INC.                                            FY 1998 REVISION
January 16, 1998                                                   PAGE 10 of 18

                       APPENDIX I:  FINANCIAL ADMINISTRATION

The following rules and guidelines will be used by the Corporate CFO in administering the financial aspects of the MIB plan. All Unit financial officers are responsible for explaining these rules to their respective management teams. For example, it is critical that operating management understand the way in which poor asset management, negative cash flow, or R&D underspending can penalize their earnings performance.

A.   OPERATING UNIT BPE PERFORMANCE

The primary determinant of company performance is profit in the form of "Bonus Purpose Earnings" - or BPE. BPE is defined as operating profit plus or minus any interest charges (both internal and external), but before "other income and
expense" or income taxes.   BPE is budgeted each fiscal year at the time that
Unit operating profit budget is approved. This BPE plan is then modified as necessary after the prior year's audited figures are available to take into consideration material differences between the actual finish and the assumption at the time of the budget approval.

B.   OPERATING UNIT RONA PERFORMANCE

The Unit's RONA will be factored into its BPE performance by using a RONA Multiplier to increase or reduce the Unit's bonus pool in cases where its average RONA for the year has either dramatically improved or significantly slipped. The Corporate office will establish RONA threshold levels for all Units based on their budgeted RONA levels. Where applicable, the appropriate RONA Multiplier will be multiplied times the Unit's BPE performance to yield an adjusted Unit performance percentage. (see Section F below)

Positive RONA adjustments may increase the Unit performance percentage up to but not higher than 200%. (250% with maximum CPF.)

C.   30-25% LIMITATION RULE

1. 30% LIMITATION (BELOW ON-TARGET) The Unit's total On-target "Bonus Pool", i.e., the aggregate of the On-target payout to all plan participants, will be budgeted in advance of the year, accrued in accordance with corporate policy, and subtracted at year end from earnings before that earnings figure is used in calculating the Unit's performance level. (In other words, the calculation of earnings and bonus level is a circular, iterative process.) However, under no circumstances may the total of the Bonus Pool being paid to management exceed 30% of the actual profit increase before bonuses, compared to profit as reported (i.e., after bonuses) the prior year. If the pool is so limited, each participant's earned share shall be reduced pro rata, based on his or her percentage of the Unit's total On-target Bonus Pool.

2. 25% LIMITATION (ABOVE ON-TARGET) The increment between On-target and Maximum performance goals will be set each year such that no more than 25% of any profit increase above On-target (before bonuses) will go toward the Bonus Pool and be shared with Unit


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

management. Furthermore, as a general guideline, the less ambitious a company's profit budget (i.e., On-target) is, the more ambitious its maximum will be set, and vice versa. A very aggressive budget will be rewarded with a more moderate maximum goal, providing the 25% limitation has not been exceeded.

Note: To determine the minimum BPE increase (i.e., after deduction of applicable bonus) required to support a full bonus payout, multiply the On-target bonus pool by 2.33 X for a 30% sharing ratio and by 3.0 X for a 25% sharing ratio.

Example (all dollar figures in thousands):
Suppose an On-target BPE goal is $2,000 and its On-target Bonus Pool amounts to $100. The Unit would have to earn at least $2,300 after bonus to qualify for a Maximum payout. The $2,300 (25% sharing ratio) is derived by calculating what number $100 is 25% of ($400), adding that to the On-target level ($2,000), and then subtracting the additional bonus payout ($100) to get the reported earnings after bonuses ($2,300). The exact Maximum will be set by the Corporate Office and approved by the board of directors, and in general will fall somewhere between a 20% and 25% sharing ratio on profit improvement (pre-bonus) above last year's actual reported earnings.

D.   INTEREST CHARGES

1. INTEREST RATES: The inter-company interest rate charged on cash transfers to or from Corporate will be set by the chief financial officer at the beginning of the year and budgeted accordingly. This rate will remain constant for purposes of calculating Bonus Purpose Earnings, except in the event of major swings (i.e., more than 100 basis points) in the corporation's borrowing rate, in which case this will be passed on to the Unit in order to better reflect the true cost of money in their asset management decisions. Any change in the inter-company rate will be published at least 30 days in advance by the CFO. An interest surcharge of 100% will be added in any shortfall in cash transfers to Corporate below budget or on any unplanned cash borrowings. This severe penalty is intentionally designed to incentivize good asset management and accurate cash flow budgeting, both of which are extremely important to the corporation.

2. CASH UPSTREAM STANDARD: The corporate operating standard requires that 75% of operating profit in any year be "upstreamed" to the Corporate Office (or used to retire local debt) except in years when a major capital expenditure program has been approved, such as a new factory. Normally such cash transfers should be made ratably during the year. If a Unit budget does not meet the standard, causing its budgeted interest income to appear low, the Corporate CFO may arbitrarily raise the required interest component to at or near the corporate standard in calculating the three BPE targets. In that case the Unit will either have to upstream more cash sooner than budgeted or raise its operating profit to compensate for the interest shortfall if it is to achieve its BPE goal.

3. MAJOR CASH FLOW DISCREPANCIES: Large cash transfers in either direction which were planned for late one fiscal year but spilled over into early the following fiscal year, and thus were not properly budgeted, will be reviewed on an individual basis for the fairness of the

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

inclusion or exclusion of their interest effect on Bonus Purpose Earnings. Cash transfers may not be intentionally delayed beyond a fiscal year end and still receive interest credit the following year. To avoid windfall interest expense savings due to delays in or cancellation of budgeted capital expenditures, a Unit's BPE will be charged for 80% of the interest savings to budget in any such cases. Conversely, unplanned interest expense due to major unbudgeted capital expenditures approved during the year will be granted 80% relief for BPE purposes. Under no circumstances will any such interest adjustments be made for less than $5,000. The intent of the program is to reward asset management efficiency rather than to reward inaccurate budgeting. On the other hand, the interest charges are not intended to cause any Unit to forego a particularly attractive capital expenditure opportunity simply because it was not budgeted in advance of the year.

4. FOREIGN INTEREST RATES: In the case of foreign subsidiaries, gains or losses from unbudgeted fluctuations in local interest rates may be excluded, at the Corporate CFO's discretion, when they significantly distort BPE.

E.   FINANCIAL RULES & GUIDELINES

1. FOREIGN CURRENCY FLUCTUATIONS: Each Unit's BPE will be calculated in its local currency. Gains and losses which derive from translating its results into U.S. dollars will be excluded from measurement of BPE, as will profits or losses arising from hedging contracts at rates different than Plan. Unbudgeted profits or losses on sales to third parties resulting from fluctuations in foreign currencies are included in BPE.

2. BONUS RELIEF: There are two categories of bonus relief which are automatically added back to operating profit each month to determine Bonus Purpose Earnings:

- LIFO CHARGES: All LIFO charges to earnings are added back below the operating profit line to determine BPE, both in calculating actual earnings each period and in determining the three BPE target levels. In other words, BPE is always adjusted--historically and prospectively--as if LIFO didn't exist.

- STRATEGIC INVESTMENT PROGRAMS (SIP): Once corporate funded Strategic Investment Programs (for high potential R&D or marketing projects) are approved, they are then added back below the line as an adjustment to determine both planned and actual BPE. On multi-year development projects, once a SIP spending program has reached a steady state level, it can be eliminated as a BPE adjustment as long as it can be documented that spending does not decrease. Once a project reaches fruition and revenues are being generated (or expenses curtailed), a return on the corporation's investment will be required in the form of higher earnings targets, but this will no longer require a BPE adjustment.

Any other requests for BPE relief or for other modifications in this plan as it is written must be submitted to the Corporate CFO in writing prior to June 30 of the fiscal year in question. They are not to be considered accepted until approved by the Corporate CFO and CEO and confirmed in writing back to the Unit CFO.


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

3. RESEARCH AND DEVELOPMENT EXPENDITURES: Although the MIB program has a one year horizon, building profitable, sustainable longer term earnings growth is management's primary responsibility. With that goal in mind, any reduction in actual R&D expenditures over the prior year will be added back as an adjustment to year-end Bonus Purpose Earnings. No bonus dollars will be paid on profits so derived. R&D expenditures which fall below budget may also result in a reduction in BPE, at the discretion of the Corporate CFO and CEO, even if increased over the prior year. The corporation never wants to incentivize short term earnings performance at the expense of longer term growth.

4. TRANSFER PRICING: The effect on earnings and therefore BPE of intercompany pricing negotiations or transfer price policy changes are to be reflected in each division's fiscal year financial budget. In the event a mid-year change in intercompany pricing policies, foreign exchange rates or other significant changes affecting transfer prices takes place which was not contemplated in setting BPE, earnings targets will be adjusted where appropriate. The objective is to eliminate paying bonus dollars on earnings increases which do not benefit corporate earnings per share but simply represent a transfer of profit from one division to another. The converse is also true on earnings penalties derived from transfer price changes which take place in mid-year and hurt one Unit while benefiting another.

F.   UNIT BONUS AND RONA CALCULATION EXAMPLE ($000)

This section presents examples of how BPE and RONA calculations interact to determine operating unit performance. Assume that a Unit delivered BPE of $1,700 last year and had a budget this year of $2,000. Its BPE targets were set as follows:

-------------------------------------------------
          Maximum                   $2,400
         On-target                  $2,000
          Minimum                   $1,700
-------------------------------------------------


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

The Unit's RONA reached 27% last year and was budgeted for 30% this year. It was assigned the following RONA threshold levels by the Corporate Office:

------------------------------------------------------------------------------
    THRESHOLD LEVEL          AVERAGE RONA FOR YEAR           RONA MULTIPLIER
                                                                 FACTOR
------------------------------------------------------------------------------
           A                          40%                         1.10X
           B                          39%                         1.09X
           C                          38%                         1.08X
           D                          37%                         1.07X
           E                          36%                         1.06X
           F                      25% to 35.9%                    1.0X
           G                          24%                         0.9X
           H                          23%                         0.8X
           I                          22%                         0.7X
           J                          21%                         0.6X
           K                          20%                         0.5X
           L                       Under 19%                      0.0X
------------------------------------------------------------------------------

This means that, as long as the Unit RONA comes in somewhere between 25% and 36%, there will be no RONA penalty or multiplier applied to BPE.

Now let's look at how the Unit's bonus pool is calculated assuming a variety of BPE and RONA performances:

CASE 1:
Suppose actual performance exceeds budget as follows:

     BPE  =    $2,200

     RONA =     24.4%

BPE of $2,200 is 50% of the way between $2,000 (On-target) and $2,400 (Maximum), which yields a BPE performance of 150%.

RONA of 24.4% is above the G threshold but below F, for a 0.9 X multiplier. (The RONA Multiplier is NOT interpolated.)

Unit performance =  0.9 x 150%  = 135%


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

CASE 2:
Suppose actual performance falls short of budget on both earnings and RONA as follows:

          BPE  =    $1,900

          RONA =      22.0%

BPE of $1,900 is 67% of the way between $1,700 (Minimum) and $2,000 (On-target), calculated as 200 DIVIDED BY 300 = 67%

RONA of 22% right at the D threshold, for a 0.7 X RONA Multiplier.

Unit performance = 0.7 X 67% = 46.9%

CASE 3:
Suppose actual BPE performance exceeds budget and RONA performance is very strong:

     BPE  =    $2,327

     RONA =        40%

BPE of $2,327 is 81.8% of the way between $2,000 (On-target) and $2,400 (Maximum), which yields a BPE performance of 181.8%.

RONA of 40% is above the A threshold, for a 1.10 X multiplier.

Unit performance = 1.10 X 181.8% = 200%


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

                    APPENDIX II:  HUMAN RESOURCES ADMINISTRATION

The Corporate human resources department will be responsible for the overall administration of the MIB Plan, supported by the operating unit HR officers and working closely with the Corporate finance department. Corporate HR will prepare annually the summary sheets of all MIB awards, meet with the compensation committee of the board of directors, and coordinate the payment of bonuses with the payroll department.

In administering the MIB Plan, the HR department will follow these general rules and guidelines:

1. BASE SALARY/BONUS LEVEL: Each Associate's gross or pre-adjusted (i.e., before pre-tax deductions or contributions) base salary compensation, exclusive of bonus payments and international or expatriate living allowances, will be the basis for calculating his or her bonus earned. Mid-year increases in base salary, if any, will be prorated to reflect length of time at each salary level. For purposes of prorating, the "salary year" is September 1 - August 31.

2. MID YEAR TERMINATIONS: No awards will be paid to any Associate whose active employment has been terminated prior to the fiscal year end unless the separation occurred due to retirement, death, or an approved medical leave of absence. In those cases, pro-rata payments will be made after the completion of the fiscal year at the normal payout time for all Associates (i.e., September 1). An Associate who is laid off after fiscal year end but before the plan's payment date will be paid the full amount due. Associates who resign voluntarily or are terminated for cause during this period will receive the amount due less an automatic 25% penalty.

3. NEW HIRES AND PROMOTIONS: A newly hired Associate may qualify for participation after the commencement of a plan year (July 1 to June 30). In such a case, the participant shall be eligible to receive a bonus award on only his or her base pay earned during the time of participation in the plan prior to the fiscal year end. New hires starting May 1, or later, will not be eligible to participate in the bonus plan until July 1. Associates promoted to a higher bonus level ANYTIME during the fiscal year will get the benefit of that MIB percentage applied to their actual salaried earnings during the salary year.

4. MBO ADMINISTRATION: In order to participate in the MIB program, each manager must have a list of objectives, approved by his or her immediate supervisor and Unit president, on the file at the Sunrise Medical Corporate HR Department no later than September 30 of each fiscal year. MBOs for new hires and transfers should be submitted within 60 days of the hire/transfer date. The MBOs must also be approved by the appropriate Corporate function head where required (finance, HR, purchasing and RA/QA) and by the Sunrise Medical CEO for Unit vice presidents and above.

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

5. PERFORMANCE REVIEWS: In addition to discussing their MBO performance immediately after fiscal year end, MIB participants will also be given a more general performance review by their immediate supervisors. This evaluation will form the basis for the annual salary review.

6. SALES MANAGERS: Regional or market segment sales managers will not participate in the MIB plan but instead will participate in a Sales Commission Plan developed at the Unit level, with earnings potential comparable to the appropriate MIB bonus level. Their incentive payments will be tied specifically to sales performance targets in their regions or market segments, based on specific programs to be designed by each operating unit. All sales managers should submit MBOs and go through a performance review similar to MIB participants. Regional sales manager bonuses will NOT be included in the MIB pool for purposes of calculating the 30 - 25% limitation rules.

7. PROJECT ENGINEERS: Product development engineers who are not in managerial positions, but whose salary and responsibility levels are comparable to those who are, will participate in the Project Engineering Bonus (PEB) Plan rather than the MIB Plan. PEB participants will have potential bonus payouts equal to the on-target and Max levels of their product management counterparts. In the case of project engineers, however, payouts will be tied to successful completion of a major development project rather than to their Unit's results. Timing of payouts will be at successful project completion, however defined, rather than tied to a fiscal year end. The PEB Plan will be administered at the Unit level. It may also be applied to other technology professionals assigned to focus on a single major project, such as manufacturing engineers in the case of a new plant or automated assembly line, or systems engineers or IT specialists in the case of a major computer system conversion. (See separate PEB Plan description.)

8. NEWLY ACQUIRED BUSINESSES: Business Units acquired during the year may participate in the MIB program on a partial basis providing: (a) they were acquired prior to January 1; (b) a budget for the remainder of the fiscal year has been submitted and approved; and (c) MBOs have been prepared and submitted for each participant within 60 days of the acquisition. Where these criteria are not met, participation in the plan will commence on the following July 1. Any bonuses paid for the partial year will be on a completely discretionary basis tied to the earnings assumptions made at the time of acquisition.

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SUNRISE MEDICAL INC.                                            FY 1998 REVISION
January 16, 1998                                                   PAGE 18 of 18